Exhibit 10.2

EXECUTIVE OFFICER AGREEMENT

THIS EXECUTIVE OFFICER AGREEMENT (this “Agreement”), dated as of ______________, 2024, is by and between Carbon Zero Technologies International Inc., a company incorporated under the laws of the Cayman Islands (the “Company”), and ________________, an individual (the “Executive Officer”).

AGREEMENT

1. Appointment. The Executive Officer was appointed as _______ on _______. This Agreement serves to regulate the employment relationship between the Company and the Executive Officer from the closing date of the Company’s initial public offering. For the avoidance of doubt, this Agreement shall not affect the effectiveness of the appointment of the Executive Officer on _________. The Company shall employ the Executive Officer and the Executive Officer shall diligently and faithfully serve the Company chief financial officer pursuant to the terms and conditions of this Agreement and subject to the amended and restated memorandum and articles of association of the Company, the Nasdaq Stock Market Rules (to the extent applicable) and other applicable laws and regulations.

2. Term. The term of such appointment shall commence from the closing date of the Company’s initial public offering and shall continue until the Executive Officer’s successor is duly elected or appointed and qualified or until the Executive Officer’s earlier death, disqualification, resignation or removal from office, pursuant to the terms of this Agreement, the Company’s then current memorandum and articles of association, as may be amended from time to time, or any applicable laws, rules, or regulations (the “Expiration Date”). In the event that the Executive Officer’s successor has not been duly elected or appointed as of the Expiration Date, the Executive Officer agrees to continue to serve hereunder until such successor has been duly elected or appointed and qualified.

3. Compensation. Upon the closing date of the Company’s initial public offering and during the term of this Agreement, the Executive Officer shall receive a monthly remuneration of ___________ which shall accrue on a day to day basis payable in arrears on the last day of each calendar month provided that if the Appointment is terminated prior to the end of a calendar month, the Executive Officer shall only be entitled to a proportionate part of such salary in respect of the period of service during the relevant month up to the date of termination (the “Compensation”). The Compensation may be reviewed during the term of this Agreement by the Compensation Committee pursuant to its terms of reference after the closing date of the Company’s initial public offering. Any adjustment of the Compensation shall be recommended by the Compensation Committee (when applicable) and approved by the Board duly convened pursuant to the then current Memorandum and Articles of Association of the Company.

4. Duties. The Executive Officer shall exercise all powers in good faith and in the best interests of the Company, including but not limited to, the following:

(a) devote a sufficient amount of time and attention to the interests and affairs of the Company in the discharge of duties of his/her office as a chief financial officer of the Company and, where relevant, as an officer of such other members of the Company and its subsidiaries (the “Group”) as are necessary for the proper and efficient administration, supervision, and management of the strategic planning, corporate management and business development of the Group;

(b) faithfully and diligently perform such duties and exercise such powers as are consistent with his/her office in relation to the Company and/or the Group;

(c) in the discharge of such duties and in the exercise of such powers observe and comply with all reasonable and lawful resolutions, instructions, regulations and directions from time to time passed, made or given by the Board according to the best of his/her skills and ability;

(d) perform such services for the Group and (without further remuneration unless otherwise agreed) accept such offices in the Group as the Board may from time to time reasonably require provided the same are consistent with his/her office;

(e) at all times keep the Board promptly and fully informed (in writing if so requested) in connection with the performance of such powers and duties and provide such explanations as the Board may require in connection with the performance of such powers and duties and provide such explanations as the Board may require in connection with his/her office in relation to the company and/or the Group;

(f) act in accordance with his/her powers and obligations as a chief financial officer of the Company and use his/her best endeavors to comply with and to cause the Company to comply with (a) this Agreement; (b) every rule or law applicable to any member of the Group, whether in the United States or elsewhere; (c) the Nasdaq Stock Market Rules; (d) amended and restated memorandum and articles of association of the Company; (e) shareholders’ and board resolutions of the Company; (f) the Securities Act of 1933; and (g) all other relevant securities regulations, rules, instructions and guidelines as issued by the relevant regulatory authorities from time to time, in relation to dealings in shares or other securities of the Company or any other member of the Group, and in relation to insider information or unpublished inside information affecting the shares, debentures or other securities of any member of the Group.

The Executive Officer shall carry out his/her duties and exercise his/her powers jointly with any other executive officers, senior management or directors of the Group as may from time to time be appointed by the Board. The Board may at any time require the Executive Officer to cease performing any of his/her duties or exercising any of his/her power under this Agreement.

5. Conflicts of Interest/Applicable Law. In the event that the Executive Officer has a direct or indirect financial or personal interest in a contract or transaction to which the Company is a party, or the Executive Officer is contemplating entering into a transaction that involves use of corporate assets or competition against the Company, the Executive Officer shall promptly disclose such potential conflict to the applicable Board committee or the Board and proceed as directed by such committee or the Board, as applicable. The Executive Officer acknowledges the duty of loyalty and the duty of care owed to the Company pursuant to applicable law and agrees to act in all cases in accordance with applicable law.

6. Corporate Opportunities. Whenever the Executive Officer becomes aware of a business opportunity related to the Company’s business, which one could reasonably expect the Executive Officer to make available to the Company, the Executive Officer shall promptly disclose such opportunity to the applicable Board committee or the Board and proceed as directed by such committee or the Board, as applicable.

7. Termination of the Agreement

(a) By the Company.

(i) For Cause. The Company may terminate the Employment for cause, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1) the Executive Officer is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement;

(2) the Executive Officer has been grossly negligent or acted dishonestly to the detriment of the Company;

(3) the Executive Officer has engaged in actions amounting to willful misconduct or failed to perform his duties hereunder and such failure continues after the Executive Officer is afforded a reasonable opportunity to cure such failure; or

(4) the Executive Officer violates Section 8 of this Agreement.

Upon termination for cause, the Executive Officer shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Executive Officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(ii) For death and disability. The Company may also terminate the employment, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1) the Executive Officer has died, or

(2) the Executive Officer has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, with or without reasonable accommodation, for more than 120 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

Upon termination for death or disability, the Executive Officer shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Executive Officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(iii) Without Cause. The Company may terminate the employment without cause, at any time, upon one-month prior written notice. Upon termination without cause, the Company shall provide the following severance payments and benefits to the Executive: (1) a lump sum cash payment equal to one months of the Executive’s base salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of his target annual bonus for the year immediately preceding the termination, if any; (3) payment of premiums for continued health benefits under the Company’s health plans for 12 months fo1lowing the termination, if any; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the Executive.

Upon termination without, the Executive Officer shall be entitled to the amount of base salary earned and not paid prior to termination.

(iv) Change of Control Transaction. If the Company or its successor terminates the employment upon a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity (the “Change of Control Transaction”), the Executive Officer shall be entitled to the following severance payments and benefits upon such termination: (1) a lump sum cash payment equal to one months of the Executive Officer’s base salary at a rate equal to the greater of his/her annual salary in effect immediate1y prior to the termination, or his/her then current annua1 salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of his/her target annual bonus for the year immediately preceding the termination; (3) payment of premiums for continued health benefits under the Company’s health plans for 12 months following the termination; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the Executive.

(b) By the Executive. The Executive Officer may terminate the employment at any time with a one-month prior written notice to the Company, if (1) there is a material reduction in the Executive Officer’s authority, duties and responsibilities, or (2) there is a material reduction in the Executive Officer’s annual salary. Upon the Executive Officer’s termination of the employment due to either of the above reasons, the Company shall provide compensation to the Executive Officer equivalent to one months of the Executive Officer’s base salary that he is entitled to immediately prior to such termination. In addition, the Executive may resign prior to the Expiration Date if such resignation is approved by the board of director of the Company or an alternative arrangement with respect to the employment is agreed to by the Board.

(c) Notice of Termination. Any termination of the Executive Officer’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

8. Confidentiality. The Executive Officer agrees and acknowledges that, by reason of the nature of the Executive Officer’s duties on the Board, the Executive Officer will have or may have access to and become informed of proprietary, confidential and secret information which is a competitive asset of the Company (the “Confidential Information”), including, without limitation, any lists of customers or suppliers, distributors, financial statistics, research data or any other statistics and plans or operation plans or other trade secrets of the Company and any of the foregoing which belong to any person or company but to which the Executive Officer has had access by reason of the Executive Officer’s relationship with the Company. The term “Confidential Information” shall not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive Officer or the Executive Officer’s representatives; or (ii) is required to be disclosed by the Executive Officer due to governmental regulatory or judicial process. The Executive Officer agrees faithfully to keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use (except for use in the regular course of employment duties) any such Confidential Information. The Executive Officer acknowledges that all manuals, instruction books, price lists, information and records and other information and aids relating to the Company’s business, and any and all other documents containing Confidential Information furnished to the Executive Officer by the Company or otherwise acquired or developed by the Executive Officer, shall at all times be the property of the Company. Upon termination of the Executive Officer’s services hereunder, the Executive Officer shall return to the Company any such property or documents which are in the Executive Officer’s possession, custody or control, but this obligation of confidentiality shall survive such termination until and unless any such Confidential Information shall have become, through no fault of the Executive Officer, generally known to the public. The obligations of the Executive Officer under this subsection are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive Officer may have to the Company under general legal or equitable principles.

9. Code of Business Conduct and Ethics. The Executive Officer agrees to abide by and follow all such procedures set forth in the Company’s code of business conduct and ethics, as may be in existence now or at any time during the term of this Agreement, and any other policy, code or document governing the conduct of executive officers of the Company as may be in existence now or at any time during the term of this Agreement.

10. Expenses. Upon submission of adequate documentation by the Executive Officer to the Company, the Executive Officer shall be reimbursed for all reasonable expenses incurred in connection with the Executive Officer’s positions as a member of the Board and for services as a member of each committee of the Board to which the Executive Officer may be appointed.

11. Indemnity. The Company and the Executive Officer agree that indemnification with respect to the Executive Officer’s service shall be governed by that certain Indemnification Agreement attached as Exhibit A hereto (the “Indemnification Agreement”).

12. Withholding. The Executive Officer agrees to cooperate with the Company to take all steps necessary or appropriate for the withholding of taxes by the Company required under law or regulation in connection herewith, and the Company may act unilaterally in order to comply with such laws.

13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

14. Recitals. The recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16. Headings and Captions. The titles and captions of paragraphs and subparagraphs contained in this Agreement are provided for convenience of reference only, and shall not be considered terms or conditions of this Agreement.

17. Neutral Construction. Neither party hereto may rely on any drafts of this Agreement in any interpretation of the Agreement. Both parties to this Agreement have reviewed this Agreement and have participated in its drafting and, accordingly, neither party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

19. Miscellaneous. This Agreement shall be construed under the laws of the State of New York, without application to the principles of conflicts of laws. This Agreement and the Indemnification Agreement constitute the entire understanding between the parties with respect to the Executive Officer’s service and there are no prior or contemporaneous written or oral agreements, understandings, or representations, express or implied, directly or indirectly related to this Agreement that are not set forth or referenced herein. This Agreement supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties hereto and/or their affiliates with respect to the Executive Officer’s service. The Executive Officer acknowledges that he/she has not relied on any prior or contemporaneous discussions or understanding in entering into this Agreement. The terms and provisions of this Agreement may be altered, amended or discharged only by the signed written agreement of the parties hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Executive Officer Agreement as of the date first above written.

CARBON ZERO TECHNOLOGIES INTERNATIONAL INC.

By:
Name:	Baitong Tang
Title:	Chief Executive Officer

EXECUTIVE OFFICER

/s/
Name:

EXHIBIT A

INDEMNIFICATION AGREEMENT

(Attached)

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of _____________, 2024, is by and between Carbon Zero Technologies International Inc., a company incorporated under the laws of the Cayman Islands (the “Company”) and ________________ (the “Indemnitee”) and shall become effective on the closing date of the Company’s initial public offering (the “Effective Date”).

RECITALS

WHEREAS, Indemnitee is a director or officer of the Company and in such capacity renders valuable services to the Company;

WHEREAS, both the Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers of public companies;

WHEREAS, the board of directors of the Company (the “Board”) has determined that enhancing the ability of the Company to retain and attract as directors and officers the most capable persons is in the best interests of the Company and that the Company therefore should seek to assure such persons that indemnification is available; and

WHEREAS, in recognition of the need to provide Indemnitee with substantial protection against personal liability, in order to procure Indemnitee’s continued service as a director or officer of the Company and to enhance Indemnitee’s ability to serve the Company in an effective manner, and in order to provide such protection pursuant to express contract rights (intended to be enforceable irrespective of, among other things, any amendment to the Company’s Certificate of Incorporation or Memorandum and Articles of Association (collectively, the “Constituent Documents”), any change in the composition of the Board or any change in control or business combination transaction relating to the Company), the Company wishes to provide in this Agreement for the indemnification of, and the advancement of Expenses (as defined in Section 1 below) to, Indemnitee as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the Indemnitee’s agreement to continue to provide services to the Company, the parties agree as follows:

AGREEMENT

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Beneficial Owner” has the meaning given to the term “beneficial owner” in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) “Change in Control” means the occurrence after the Effective Date of any of the following events:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 51% or more of the Company’s then outstanding Voting Securities;

(ii) the consummation of a reorganization, merger or consolidation, unless immediately following such reorganization, merger or consolidation, all of the Beneficial Owners of the Voting Securities of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 51% of the combined voting power of the outstanding Voting Securities of the entity resulting from such transaction;

(iii) during any period of two consecutive years, not including any period prior to the execution of this Agreement, individuals who at the beginning of such period constituted the Board (including for this purpose any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(c) “Claim” means:

(i) any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law; or

(ii) any inquiry, hearing or investigation that the Indemnitee determines might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism.

(d) “Disinterested Director” means a director of the Company who is not and was not a party to the Claim in respect of which indemnification is sought by Indemnitee.

(e) “Expenses” means any and all expenses, including attorneys’ and experts’ fees, court costs, transcript costs, travel expenses, duplicating, printing and binding costs, telephone charges, and all other costs and expenses incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Claim. Expenses also shall include (i) Expenses incurred in connection with any appeal resulting from any Claim, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent, and (ii) for purposes of Section 4 only, Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(f) “Expense Advance” means any payment of Expenses advanced to Indemnitee by the Company pursuant to Section 3 or Section 4 hereof.

(g) “Indemnifiable Event” means any event or occurrence, whether occurring before, on or after the Effective Date, related to the fact that Indemnitee is or was a director, officer, employee or agent of the Company or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise (collectively with the Company, “Enterprise”) or by reason of an action or inaction by Indemnitee in any such capacity (whether or not serving in such capacity at the time any Loss is incurred for which indemnification can be provided under this Agreement).

(h) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently performs, nor in the past five years has performed, services for either: (i) the Company or Indemnitee (other than in connection with matters concerning Indemnitee under this Agreement or of other indemnitees under similar agreements) or (ii) any other party to the Claim giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(i) “Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), ERISA excise taxes, amounts paid or payable in settlement, including any interest, assessments, any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement and all other charges paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Claim.

(j) “Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity and includes the meaning set forth in Sections 13(d) and 14(d) of the Exchange Act.

(k) “Standard of Conduct Determination” shall have the meaning ascribed to it in Section 8(b) below.

(l) “Voting Securities” means any securities of the Company that vote generally in the election of directors.

2. Indemnification. Subject to Section 8 and Section 9 of this Agreement, the Company shall indemnify Indemnitee, to the fullest extent permitted by the laws of the State of New York in effect on the Effective Date, or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against any and all Losses if Indemnitee was or is or becomes a party to or participant in, or is threatened to be made a party to or participant in, any Claim by reason of or arising in part out of an Indemnifiable Event, including, without limitation, Claims brought by or in the right of the Company, Claims brought by third parties, and Claims in which the Indemnitee is solely a witness.

3. Advancement of Expenses. Indemnitee shall have the right to advancement by the Company, prior to the final disposition of any Claim by final adjudication to which there are no further rights of appeal, of any and all Expenses actually and reasonably paid or incurred by Indemnitee in connection with any Claim arising out of an Indemnifiable Event at the written request of Indemnitee. Indemnitee shall set forth in such request reasonable evidence that such Expenses have been paid or incurred by Indemnitee. Indemnitee’s right to such advancement is not subject to the satisfaction of any standard of conduct. Without limiting the generality or effect of the foregoing, within thirty days after any request by Indemnitee, the Company shall, in accordance with such request, (a) pay such Expenses on behalf of Indemnitee, (b) advance to Indemnitee funds in an amount sufficient to pay such Expenses, or (c) reimburse Indemnitee for such Expenses. In connection with any request for Expense Advances, Indemnitee shall not be required to provide any documentation or information to the extent that the provision thereof would undermine or otherwise jeopardize attorney-client privilege. The Company’s obligation to pay Expense Advances to Indemnitee is contingent upon Indemnitee’s execution and delivery to the Company of an undertaking to repay any amounts paid, advanced, or reimbursed by the Company for such Expenses to the extent that it is ultimately determined, following the final disposition of such Claim, that Indemnitee is not entitled to indemnification hereunder. Indemnitee’s obligation to reimburse the Company for Expense Advances shall be unsecured and no interest shall be charged thereon.

4. Indemnification for Expenses in Enforcing Rights. To the fullest extent allowable under applicable law, the Company shall also indemnify Indemnitee against, and, if requested by Indemnitee, shall advance to Indemnitee subject to and in accordance with Section 3, any Expenses actually and reasonably paid or incurred by Indemnitee in connection with any action or proceeding by Indemnitee for (a) indemnification or reimbursement or advance payment of Expenses by the Company under any provision of this Agreement, or under any other agreement or provision of the Constituent Documents now or hereafter in effect relating to Claims relating to Indemnifiable Events, and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company. However, in the event that Indemnitee is ultimately determined not to be entitled to such indemnification or insurance recovery, as the case may be, then all amounts advanced under this Section 4 shall be repaid.

5. Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of any Losses in respect of a Claim related to an Indemnifiable Event but not for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

6. Notification and Defense of Claims.

(a) Notification of Claims. Indemnitee shall notify the Company in writing as soon as practicable of any Claim which could relate to an Indemnifiable Event or for which Indemnitee could seek Expense Advances, including a brief description (based upon information then available to Indemnitee) of the nature of, and the facts underlying, such Claim. The failure by Indemnitee to timely notify the Company hereunder shall not relieve the Company from any liability hereunder unless the Company’s ability to participate in the defense of such claim was materially and adversely affected by such failure. If at the time of the receipt of such notice, the Company has directors’ and officers’ liability insurance in effect under which coverage for Claims related to Indemnifiable Events is potentially available, the Company shall give prompt written notice to the applicable insurers in accordance with the procedures set forth in the applicable policies. The Company shall provide to Indemnitee a copy of such notice delivered to the applicable insurers, and copies of all subsequent correspondence between the Company and such insurers regarding the Claim, in each case substantially concurrently with the delivery or receipt thereof by the Company.

(b) Defense of Claims. The Company shall be entitled to participate in the defense of any Claim relating to an Indemnifiable Event at its own expense and, except as otherwise provided below, to the extent the Company so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of any such Claim, the Company shall not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently directly incurred by Indemnitee in connection with Indemnitee’s defense of such Claim other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ its own legal counsel in such Claim, but all Expenses related to such counsel incurred after notice from the Company of its assumption of the defense shall be at Indemnitee’s own expense; provided, however, that if (i) Indemnitee’s employment of its own legal counsel has been authorized by the Company, (ii) Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and the Company in the defense of such Claim, (iii) after a Change in Control, Indemnitee’s employment of its own counsel has been approved by the Independent Counsel or (iv) the Company shall not in fact have employed counsel to assume the defense of such Claim, then Indemnitee shall be entitled to retain its own separate counsel (but not more than one law firm) and all Expenses related to such separate counsel shall be borne by the Company.

7. Procedure upon Application for Indemnification. In order to obtain indemnification pursuant to this Agreement, Indemnitee shall submit to the Company a written request therefor, including in such request such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of the Claim. Indemnification shall be made insofar as the Company determines Indemnitee is entitled to indemnification in accordance with Section 8 below.

8. Determination of Right to Indemnification.

(a) Mandatory Indemnification.

(i) To the extent that Indemnitee shall have been successful on the merits or otherwise in defense of any Claim relating to an Indemnifiable Event or any portion thereof or in defense of any issue or matter therein, including without limitation dismissal without prejudice, Indemnitee shall be indemnified against all Losses relating to such Claim in accordance with Section 2 to the fullest extent allowable by law, and no Standard of Conduct Determination (as defined in Section 8(b)) shall be required.

(ii) To the extent that Indemnitee’s involvement in a Claim relating to an Indemnifiable Event is to prepare to serve and serve as a witness, and not as a party, the Indemnitee shall be indemnified against all Losses incurred in connection therewith to the fullest extent allowable by law and no Standard of Conduct Determination (as defined in Section 8(b)) shall be required.

(b) Standard of Conduct. To the extent that the provisions of Section 8(a) are inapplicable to a Claim related to an Indemnifiable Event that shall have been finally disposed of, any determination of whether Indemnitee has satisfied any applicable standard of conduct under New York law that is a legally required condition to indemnification of Indemnitee hereunder against Losses relating to such Claim and any determination that Expense Advances must be repaid to the Company (a “Standard of Conduct Determination”) shall be made as follows:

(i) if no Change in Control has occurred, (A) by a majority vote of the Disinterested Directors, even if less than a quorum of the Board, (B) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum or (C) if there are no such Disinterested Directors, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee; and

(ii) if a Change in Control shall have occurred, (A) if the Indemnitee so requests in writing, by a majority vote of the Disinterested Directors, even if less than a quorum of the Board or (B) otherwise, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee.

(c) Making the Standard of Conduct Determination. The Company shall use its reasonable best efforts to cause any Standard of Conduct Determination required under Section 8(b) to be made as promptly as practicable. If the person or persons designated to make the Standard of Conduct Determination under Section 8(b) shall not have made a determination within thirty days after the later of (A) receipt by the Company of a written request from Indemnitee for indemnification pursuant to Section 7 (the date of such receipt being the “Notification Date”) and (B) the selection of an Independent Counsel, if such determination is to be made by Independent Counsel, then Indemnitee shall be deemed to have satisfied the applicable standard of conduct; provided that such 30-day period may be extended for a reasonable time, if the person or persons making such determination in good faith requires such additional time to obtain or evaluate information relating thereto. Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement of Indemnitee to indemnification under this Agreement shall be required to be made prior to the final disposition of any Claim.

(d) Payment of Indemnification. If, in regard to any Losses:

(i) Indemnitee shall be entitled to indemnification pursuant to Section 8(a);

(ii) no Standard Conduct Determination is legally required as a condition to indemnification of Indemnitee hereunder; or

(iii) Indemnitee has been determined or deemed pursuant to Section 8(b) or Section 8(c) to have satisfied the Standard of Conduct Determination, then the Company shall pay to Indemnitee, within thirty days after the later of (A) the Notification Date or (B) the earliest date on which the applicable criterion specified in clause (i), (ii) or (iii) is satisfied, an amount equal to such Losses.

(e) Selection of Independent Counsel for Standard of Conduct Determination. If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section 8(b)(i), the Independent Counsel shall be selected by the Board, and the Company shall give written notice to Indemnitee advising of the identity of the Independent Counsel so selected. If a Standard of Conduct Determination is to be made by Independent Counsel pursuant to Section 8(b)(ii), the Independent Counsel shall be selected by Indemnitee, and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either case, Indemnitee or the Company, as applicable, may, within five days after receiving written notice of selection from the other, deliver to the other a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not satisfy the criteria set forth in the definition of “Independent Counsel” in Section 1, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person or firm so selected shall act as Independent Counsel. If such written objection is properly and timely made and substantiated, (i) the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit; and (ii) the non-objecting party may, at its option, select an alternative Independent Counsel and give written notice to the other party advising such other party of the identity of the alternative Independent Counsel so selected, in which case the provisions of the two immediately preceding sentences, the introductory clause of this sentence and numbered clause (i) of this sentence shall apply to such subsequent selection and notice. If applicable, the provisions of clause (ii) of the immediately preceding sentence shall apply to successive alternative selections. If no Independent Counsel that is permitted under the foregoing provisions of this Section 8(e) to make the Standard of Conduct Determination shall have been selected within twenty days after the Company gives its initial notice pursuant to the first sentence of this Section 8(e) or Indemnitee gives its initial notice pursuant to the second sentence of this Section 8(e), as the case may be, either the Company or Indemnitee may petition a court of competent jurisdiction to resolve any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or to appoint as Independent Counsel a person to be selected by such court or such other person as the court shall designate, and the person or firm with respect to whom all objections are so resolved or the person or firm so appointed will act as Independent Counsel. In all events, the Company shall pay all of the reasonable fees and expenses of the Independent Counsel incurred in connection with the Independent Counsel’s determination pursuant to Section 8(b).

(f) Presumptions and Defenses.

(i) Indemnitee’s Entitlement to Indemnification. In making any Standard of Conduct Determination, the person or persons making such determination shall presume that Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification, and the Company shall have the burden of proof to overcome that presumption and establish that Indemnitee is not so entitled. Any Standard of Conduct Determination that is adverse to Indemnitee may be challenged by the Indemnitee in a court of competent jurisdiction. No determination by the Company (including by its directors or any Independent Counsel) that Indemnitee has not satisfied any applicable standard of conduct may be used as a defense to any legal proceedings brought by Indemnitee to secure indemnification or reimbursement or advance payment of Expenses by the Company hereunder or create a presumption that Indemnitee has not met any applicable standard of conduct.

(ii) Reliance as a Safe Harbor. For purposes of this Agreement, and without creating any presumption as to a lack of good faith if the following circumstances do not exist, Indemnitee shall be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company if Indemnitee’s actions or omissions to act are taken in good faith reliance upon the records of the Company, including its financial statements, or upon information, opinions, reports or statements furnished to Indemnitee by the officers or employees of the Company or any of its subsidiaries in the course of their duties, or by committees of the Board or by any other Person (including legal counsel, accountants and financial advisors) as to matters Indemnitee reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. In addition, the knowledge and/or actions, or failures to act, of any director, officer, agent or employee of the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnity hereunder.

(iii) No Other Presumptions. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, will not create a presumption that Indemnitee did not meet any applicable standard of conduct or have any particular belief, or that indemnification hereunder is otherwise not permitted.

(iv) Defense to Indemnification and Burden of Proof. It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for Losses incurred in defending against a Claim related to an Indemnifiable Event in advance of its final disposition) that it is not permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed. In connection with any such action or any related Standard of Conduct Determination, the burden of proving such a defense or that the Indemnitee did not satisfy the applicable standard of conduct shall be on the Company.

(v) Resolution of Claims. The Company acknowledges that a settlement or other disposition short of final judgment may be successful on the merits or otherwise for purposes of Section 8(a)(i) if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any Claim relating to an Indemnifiable Event to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with our without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise for purposes of Section 8(a)(i). The Company shall have the burden of proof to overcome this presumption.

9. Exclusions from Indemnification. Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to:

(a) indemnify or advance funds to Indemnitee for Expenses or Losses with respect to proceedings initiated by Indemnitee, including any proceedings against the Company or its directors, officers, employees or other indemnitees and not by way of defense, except:

(i) proceedings referenced in Section 4 above (unless a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was not made in good faith or was frivolous); or

(ii) where the Company has joined in or the Board has consented to the initiation of such proceedings;

(b) indemnify Indemnitee if a final decision by a court of competent jurisdiction determines that such indemnification is prohibited by applicable law;

(c) indemnify Indemnitee for the disgorgement of profits arising from the purchase or sale by Indemnitee of securities of the Company in violation of Section 16(b) of the Exchange Act, or any similar successor statute; or

(d) indemnify or advance funds to Indemnitee for Indemnitee’s reimbursement to the Company of any bonus or other incentive-based or equity-based compensation previously received by Indemnitee or payment of any profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements under Section 304 of the Sarbanes-Oxley Act of 2002 in connection with an accounting restatement of the Company or the payment to the Company of profits arising from the purchase or sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act).

10. Settlement of Claims. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Claim related to an Indemnifiable Event effected without the Company’s prior written consent, which shall not be unreasonably withheld. The Company shall not settle any Claim related to an Indemnifiable Event in any manner that would impose any Losses on the Indemnitee without the Indemnitee’s prior written consent.

11. Duration. All agreements and obligations of the Company contained herein shall continue during the period that Indemnitee is a director or officer of the Company (or is serving at the request of the Company as a director, officer, employee, member, trustee or agent of another Enterprise) and shall continue thereafter (i) so long as Indemnitee may be subject to any possible Claim relating to an Indemnifiable Event (including any rights of appeal thereto) and (ii) throughout the pendency of any proceeding (including any rights of appeal thereto) commenced by Indemnitee to enforce or interpret his or her rights under this Agreement, even if, in either case, he or she may have ceased to serve in such capacity at the time of any such Claim or proceeding.

12. Non-Exclusivity. The rights of Indemnitee hereunder will be in addition to any other rights Indemnitee may have under the Constituent Documents, the New York Business Corporation Law, any other contract or otherwise (collectively, “Other Indemnity Provisions”); provided, however, that (a) to the extent that Indemnitee otherwise would have any greater right to indemnification under any Other Indemnity Provision, Indemnitee will be deemed to have such greater right hereunder and (b) to the extent that any change is made to any Other Indemnity Provision which permits any greater right to indemnification than that provided under this Agreement as of the Effective Date, Indemnitee will be deemed to have such greater right hereunder.

13. Liability Insurance. The Company shall from time to time make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance providing the officers and directors of the Company with coverage for losses incurred in connection with their services to the Company or to ensure the Company’s performance of its indemnification obligations under this Agreement. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers, as applicable. Upon reasonable request, the Company will provide to Indemnitee copies of all directors’ and officers’ liability insurance applications, binders, policies, declarations and endorsements.

14. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment to Indemnitee in respect of any Losses to the extent Indemnitee has otherwise received payment under any insurance policy, the Constituent Documents, Other Indemnity Provisions or otherwise of the amounts otherwise indemnifiable by the Company hereunder.

15. Subrogation. In the event of payment to Indemnitee under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee. Indemnitee shall execute all documents required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

16. Amendments. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part of the business and/or assets of the Company, by written agreement, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

18. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any portion thereof) are held by a court of competent jurisdiction to be invalid, illegal, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

19. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand; (ii) otherwise delivered against receipt therefor; (iii) mailed by postage prepaid, certified or registered mail; (iv) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party; or (v) sent by e-mail with confirmation of receipt:

(a) if to Indemnitee, to the email address set forth on the signature page hereto.

(b) if to the Company:

Carbon Zero Technologies International Inc.

Room 610, Block A, Bairuida Building

Banxuegang Avenue, Wanke City Community

Bantian Street, Longgang District

Shenzhen, China, 518100

Tel: +86 0755-23485305

E-mail: ____________________

Notice of change of address shall be effective only when given in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of delivery or on the third business day after mailing.

20. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such state without giving effect to its principles of conflicts of laws.

21. Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which together shall constitute one and the same Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CARBON ZERO TECHNOLOGIES INTERNATIONAL INC.

By:
Name:	Baitong Tang
Title:	Chief Executive Officer

INDEMNITEE

/s/
Name:	[ ]
Email:	[ ]